Exhibit 99.1

Oceaneering Announces Record Quarterly Earnings

- Earnings Increase Over 55% Year-Over-Year and Nearly 45% Sequentially

- 2007 EPS Guidance Range Raised to $2.95 - $3.10

August 1, 2007 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported record quarterly earnings. For the quarter ended June 30, 2007, on revenue of $432 million, Oceaneering generated net income of $47.9 million, or $0.86 per share. The substantial increase in quarterly earnings was attributable to improvements in operating income performance by each of its business segments.

Oceaneering reported revenue of $311 million and net income of $30.6 million, or $0.56 per share, for the second quarter of 2006. For the first quarter of 2007, Oceaneering reported revenue of $344 million and net income of $33.2 million, or $0.60 per share.

Summary of Results

(in thousands, except per share amounts)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2007	2006	2007	2007	2006

Revenues	$432,041	$311,063	$344,004	$776,045	$600,572
Gross Margin	$106,010	$71,957	$79,602	$185,612	$132,274
Operating Income	$76,298	$47,899	$53,536	$129,834	$85,863
Net Income	$47,873	$30,601	$33,166	$81,039	$56,103

Diluted Earnings Per Share	$0.86	$0.56	$0.60	$1.46	$1.02

Weighted Average Number of Diluted Shares	55,678	55,088	55,474	55,593	54,932

The earnings growth from the second quarter of 2006 was led by Remotely Operated Vehicles (ROVs) and Subsea Products, which reflect Oceaneering’s business focus on deepwater and subsea completion activity. The sequential rise was led by improvements in ROV and Subsea Projects. This quarter’s results include a $2.8 million settlement, recorded in Mobile Offshore Production Systems revenue and gross margin, related to the previously announced contract termination for use of the PB San Jacinto.

– more –

T. Jay Collins, President and Chief Executive Officer, stated, “Our record quarterly earnings performance is evidence of the high demand we are experiencing for our subsea services and products and our strong operational execution. Earnings for the period were substantially above our guidance range as our ROV, Subsea Projects, and Inspection businesses performed above our expectations, with each achieving record operating income results.

“When compared to the first quarter of this year, ROV operating income increased over 30%. We raised our average revenue per day-on-hire to $8,300 and increased our number of days on hire by growing our fleet size and increasing fleet utilization to 87%. During the quarter we put 13 new vehicles into service to meet rising market demand and disposed of four systems. At the end of June we had 202 ROVs in our fleet.

“Subsea Projects operating income improved due to an increase in hurricane damage-related project activity and demand growth for our deepwater subsea equipment installation and inspection, repair, and maintenance services. In view of Subsea Projects’ strong second quarter performance and our contract visibility, we now believe this segment’s operating income in 2007 will exceed the record set in 2006.

“Inspection financial results sequentially increased as a result of normal seasonality and strong overall demand growth in most of the geographical markets we serve. We continued to benefit from our ongoing efforts to improve pricing and sell more value-added services. Given Inspection’s first half performance, we now expect the annual 2007 operating income contribution from this segment to be higher than in 2006.

“Subsea Products’ record operating income performance surpassed the first quarter and doubled that of the second quarter of 2006. Year-to-date operating profit from this segment is more than 75% of our 2006 annual total, and we anticipate even better earnings performance in the second half of this year. At quarter-end our backlog was $378 million, up $133 million from a year ago and slightly more than last quarter.

“Taking into consideration our earnings during the second quarter of 2007 and our improved Subsea Projects and Inspection annual operating income outlooks, we are raising our 2007 EPS guidance range. We now forecast record EPS for 2007 in the range of $2.95 to $3.10, a growth rate of more than 30% over our 2006 record. For the third quarter of 2007 we are forecasting EPS of $0.80 to $0.88.

“Looking beyond 2007, we anticipate demand for our deepwater services and products will continue to rise from current levels and consequently believe that our business prospects for the next several years are excellent.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: belief that Subsea Projects and Inspection annual operating income in 2007 will exceed that of 2006; anticipation that Subsea Products will earn more operating income in the second half of 2007 than in the first half of 2007; forecast of achieving the estimated record EPS range in 2007, with annual EPS growth of approximately 30% over 2006; forecasted third quarter 2007 EPS range; anticipation that demand for our deepwater services and products will continue to rise from current levels; and the belief that beyond 2007 our business prospects for the next several years are excellent. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for August 2, 2007 at 10:00 a.m. Central Time, can be heard at www.companyboardroom.com (enter ticker OII).

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007	Dec. 31, 2006
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $26,012 and $26,228)	$666,999	$523,645
Net Property and Equipment	589,687	523,707
Other Assets	196,150	194,670

TOTAL ASSETS	$1,452,836	$1,242,022

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$335,419	$279,706
Long-term Debt	245,000	194,000
Other Long-term Liabilities	79,383	71,552
Shareholders’ Equity	793,034	696,764

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,452,836	$1,242,022

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
	June 30, 2007	June 30, 2006	March 31, 2007	June 30,
				2007	2006
	(in thousands, except per share amounts)
Revenue	$432,041	$311,063	$344,004	$776,045	$600,572
Cost of Services and Products	326,031	239,106	264,402	590,433	468,298

Gross margin	106,010	71,957	79,602	185,612	132,274
Selling, General and Administrative Expense	29,712	24,058	26,066	55,778	46,411

Income from operations	76,298	47,899	53,536	129,834	85,863
Interest Income	137	62	115	252	130
Interest Expense, net	(3,972)	(3,131)	(3,130)	(7,102)	(5,922)
Equity Earnings of Unconsolidated Affiliates	1,052	3,879	1,189	2,241	8,233
Other Income (Expense), net	(205)	(1,192)	32	(173)	(1,187)

Income before income taxes	73,310	47,517	51,742	125,052	87,117
Provision for Income Taxes	25,437	16,916	18,576	44,013	31,014

Net Income	$47,873	$30,601	$33,166	$81,039	$56,103

Diluted Earnings per Share	$0.86	$0.56	$0.60	$1.46	$1.02
Weighted average number of common shares and equivalents	55,678	55,088	55,474	55,593	54,932

The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report, Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

SEGMENT INFORMATION

		For the Three Months Ended			For the Six Months Ended
		June 30, 2007	June 30, 2006	March 31, 2007	June 30, 2007	June 30, 2006
		($ in thousands)
Remotely Operated Vehicles	Revenue	$130,219	$98,641	$113,330	$243,549	$187,588
	Gross margin	$42,364	$31,856	$32,683	$75,047	$58,440
	Operating income	$36,675	$27,270	$27,493	$64,168	$49,475
	Operating income %	28%	28%	24%	26%	26%
	Days available	18,038	16,384	17,009	35,047	32,239
	Utilization	87%	85%	85%	86%	85%

Subsea Products	Revenue	$117,311	$81,815	$104,871	$222,182	$166,333
	Gross margin	$30,552	$17,126	$28,993	$59,545	$35,916
	Operating income	$20,973	$10,407	$20,624	$41,597	$22,968
	Operating income %	18%	13%	20%	19%	14%
	Backlog	$378,000	$245,000	$361,000	$378,000	$245,000

Subsea Projects	Revenue	$68,575	$42,989	$33,100	$101,675	$84,109
	Gross margin	$25,524	$22,130	$15,573	$41,097	$35,460
	Operating income	$23,564	$20,800	$14,070	$37,634	$32,738
	Operating income %	34%	48%	43%	37%	39%

Inspection	Revenue	$55,417	$42,545	$47,420	$102,837	$75,968
	Gross margin	$11,144	$8,055	$6,682	$17,826	$13,416
	Operating income	$7,516	$4,780	$3,481	$10,997	$6,969
	Operating income %	14%	11%	7%	11%	9%

Mobile Offshore Production Systems	Revenue	$14,453	$12,355	$11,024	$25,477	$25,687
	Gross margin	$6,027	$3,499	$3,398	$9,425	$7,701
	Operating income	$5,640	$3,260	$3,066	$8,706	$7,244
	Operating income %	39%	26%	28%	34%	28%

Advanced Technologies	Revenue	$46,066	$32,718	$34,259	$80,325	$60,887
	Gross margin	$7,245	$5,233	$5,875	$13,120	$8,772
	Operating income	$5,028	$3,003	$3,926	$8,954	$4,614
	Operating income %	11%	9%	11%	11%	8%

Unallocated Expenses	Gross margin	$(16,846)	$(15,942)	$(13,602)	$(30,448)	$(27,431)
	Operating income	$(23,098)	$(21,621)	$(19,124)	$(42,222)	$(38,145)

TOTAL	Revenue	$432,041	$311,063	$344,004	$776,045	$600,572
	Gross margin	$106,010	$71,957	$79,602	$185,612	$132,274
	Operating income	$76,298	$47,899	$53,536	$129,834	$85,863
	Operating income %	18%	15%	16%	17%	14%

SELECTED CASH FLOW INFORMATION
	Capital expenditures, including acquisitions	$60,795	$44,318	$50,718	$111,513	$90,522
	Depreciation and amortization	$22,386	$18,750	$21,747	$44,133	$38,345